EXHIBIT 2.7


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                            BROADBAND NETWORKS, INC.,


                             SHAREHOLDERS' AGREEMENT



                                      among



                            BROADBAND NETWORKS, INC.,


                                 NUMEREX CORP.



                                      and



                      THE SHAREHOLDERS LISTED ON EXHIBIT A








                               February 28, 1997











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                       TABLE OF CONTENTS
                       -----------------

                                                                          PAGE

SECTION 1: GENERAL RESTRICTIONS..............................................2
         1.1      Restriction on Transfers...................................2
         1.2      Permitted Transferees......................................2
         1.3      Representation.............................................2
         1.4      Non-Compliance.............................................2
         1.5      Corporate Action...........................................3
         1.6      No Implied Employment......................................3
         1.7      Execution and Delivery.....................................3
         1.8      No Conflict................................................3

SECTION 2: TRIGGERING EVENTS.................................................3
         2.1      Definition.................................................3
         2.2      Notice of Occurrence.......................................4

SECTION 3: OPTIONAL AND MANDATORY PURCHASE...................................4
         3.1      Option to Numerex..........................................5
         3.2      Option to the Company......................................5
         3.3      Option to Remaining Shareholders...........................5
         3.4      Mandatory Purchase by the Company and Limited Transfer.....5
         3.5      Purchase of All Shares.....................................6
         3.6      Closing on Optional or Mandatory Purchase..................6
         3.7      Right to Transfer..........................................6
         3.8      Right to Participate in Sales..............................7
         3.9      Requirement to Participate in Sales........................7

SECTION 4: CALL OPTIONS OF NUMEREX...........................................8
         4.1      Call Options in Years Three, Four and Five.................8
         4.2      Call Option in After Termination of First Call.............8
         4.3      Demand Registration Rights.................................8
         4.4      Forced Sale Option.........................................8
         4.5      Closing of Option Exercise.................................9

SECTION 5: PURCHASE AND CALL PRICE...........................................9
         5.1      Third Party Offers.........................................9
         5.2      Other Triggering Events....................................9
         5.3      First Call................................................10
         5.4      Second Call...............................................10
         5.5      Appraisal For Fair Market Value...........................10

SECTION 6: PAYMENT TERMS....................................................12


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SECTION 7: OTHER PROVISIONS.................................................13
         7.1      Board of Directors........................................13
         7.2      Failure to Transfer Shares................................13
         7.3      Endorsement Upon Share Certificate........................13
         7.4      Further Assurances........................................13
         7.5      Joinder of Spouse.........................................13
         7.6      Inconsistent Agreements...................................14
         7.7      Notices...................................................14
         7.8      Settlement of Disputes....................................14
         7.9      Amendment.................................................14
         7.10     Waiver....................................................14
         7.11     Termination of Prior Agreements...........................14
         7.12     Entire Understanding......................................15
         7.13     Parties In Interest.......................................15
         7.14     Severability..............................................15
         7.15     Counterparts..............................................15
         7.16     No Third Party Beneficiaries..............................15
         7.17     Section Headings..........................................15
         7.18     References................................................15
         7.19     Controlling Law...........................................15
         7.20     Jurisdiction and Process..................................15
         7.21     Certain Definitions.......................................16


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                             SHAREHOLDERS' AGREEMENT
                             -----------------------

PARTIES:   BROADBAND NETWORKS, INC.,
--------   a Delaware Corporation (the "Company")
           2820 East College Avenue,
           Suite B
           State College, PA 16801

           NUMEREX CORP.,
           a Pennsylvania corporation ("Numerex")
           Rose Tree Corporate Center II, Suite 5500
           1400 N. Providence Road
           Media, PA 19063

           Certain shareholders listed on
           Exhibit A attached hereto and
           designated thereon as
           "Management Shareholders" and
           "Non-Management Shareholders."

DATE:  February 28, 1997
-----

BACKGROUND: The Company is a engaged in the business of developing, designing, marketing and implementing complex solutions for broadband, fiberoptic, interactive video and data networks (the "Business"). On the date hereof, the Company, Numerex, the Management Shareholders and the Non-Management Shareholders (collectively, the Management Shareholders and Non-Management Shareholders shall sometimes be referred to as the "Other Shareholders") entered into a Securities Purchase Agreement (the "Purchase Agreement"), pursuant to which Numerex purchased shares of Common Stock of the Company ("Shares") from
(i) certain of the shareholders of the Company and (ii) directly from the Company. Upon the date hereof, Numerex shall be the legal and beneficial owner of 203,817 Shares. Subject to certain terms and conditions, Numerex may in the future acquire all or a part of the remaining issued and outstanding Shares.

     The Company, Numerex and the Other Shareholders desire to enter into an agreement which (i) grants certain rights to, and imposes certain restrictions and obligations on them in respect of the Shares of the Company which are now or hereafter owned or held by them or any Person (as hereinafter defined) to whom they Transfer (as hereinafter defined) such shares in accordance with this Agreement, and (ii) provides for the management and conduct of the business of the Company, all on the terms and conditions stated in this Agreement. Numerex, the Other Shareholders and the Persons to whom they Transfer Shares in accordance with this Agreement are sometimes referred to individually as a "Shareholder" and collectively as "Shareholders".


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     INTENDING TO BE LEGALLY BOUND HEREBY, and in consideration of the mutual agreements stated below, the parties agree as follows:

SECTION 1: GENERAL RESTRICTIONS

     1.1 Restriction on Transfers. Each Shareholder severally agrees with each other Shareholder and with the Company that such Shareholder shall not Transfer or attempt to Transfer, or solicit any offer for the purchase of, any Shares now owned by such Shareholder or which such Shareholder may at any time hereafter own, acquire or be entitled to, except in strict accordance with the provisions of this Agreement.

     1.2 Permitted Transferees. Notwithstanding Section 1.1 hereof, (a) a Shareholder shall have the right to Transfer inter vivos or by will or the laws of descent and distribution of all or a portion of his Shares outright to a family member or to a trust for the benefit of a family member, if such transferee agrees in writing to be bound by the terms and conditions of this Agreement as if he were the transferor, (b) a Shareholder shall have the right to Transfer inter vivos all or a portion of his Shares to another Shareholder, provided that the transferee is already bound by the terms and conditions of this Agreement, and (c) Numerex shall have the right to Transfer all or a portion of the Shares of the Company owned by it to any affiliate of Numerex or to a company which it owns, provided that as a condition to receiving such shares, such affiliate or company agrees in writing to be bound by the terms and conditions of this Agreement as if it were Numerex (collectively, "Permitted Transferees"). For purposes of this Agreement, "affiliate" shall be defined as any entity that is controlled by Numerex or the Other Shareholders, as applicable, of which Numerex or the Other Shareholders, as applicable, holds at least an eighty percent (80%) controlling interest.

     1.3 Representation. Each Shareholder represents and warrants to the other Shareholders that his will and other estate planning documents and techniques do not and shall not provide for any Transfer of Shares in violation of Section 1.1 or any other provision of this Agreement.

     1.4 Non-Compliance. Unless otherwise unanimously agreed upon by the Company's board of directors, in the event any Shareholder shall Transfer or attempt to Transfer any Shares otherwise than in strict accordance with the provisions of this Agreement, such action shall be void and of no effect, and no dividends or distributions of any kind whatsoever shall be paid by the Company in respect of such Shares (all such dividends and distributions being deemed waived by such Shareholder), and the voting rights of such Shares shall be suspended during the period commencing with such Shareholder's initial failure to comply with the provisions of this Agreement and ending when (i) the Shareholder complies with the provisions of this Agreement, or (ii) the Company, based on the unanimous approval of its board of directors, agrees in writing to terminate such suspension and to permit such Transfer.

     1.5 Corporate Action. The Company shall not register the transfer of Shares to any transferee of any Shareholder, issue any certificate in lieu of such Shares, or issue any new


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Shares, unless each and every condition hereof affecting such Shares or certificates has been satisfied.

     1.6 No Implied Employment. Each Shareholder acknowledges and agrees that neither the issuance of Shares to such Shareholder nor anything contained in this Agreement gives such Shareholder, if an employee of the Company, any right to be retained in the employ of the Company, or affect the Company's right at any time to discharge or discipline such Shareholder or to terminate his employment.

     1.7 Execution and Delivery. All consents, approvals, authorizations and order necessary for the execution, delivery and performance by the Other Shareholders have been duly and lawfully obtained, and the Other Shareholders have, and as of the Closing Date will have, full right, power, authority and capacity to execute, deliver and perform the Shareholders' Agreement. The Shareholders' Agreement has been duly executed and delivered by Numerex and the Other Shareholders and constitutes a legal, valid and binding agreement by Numerex and the Other Shareholders enforceable against the Other Shareholders in accordance with its terms.

     1.8 No Conflicts. The execution, delivery and performance of the Shareholders' Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a material breach or violation of any term or provision, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement or other agreement or instrument to which Numerex or the Other Shareholders are a party or by which Numerex or the Other Shareholders or the Shares of Numerex or the Other Shareholders are bound, or violate any Legal Requirement applicable to or binding upon Numerex or the Other Shareholders.

SECTION 2: TRIGGERING EVENTS

     2.1 Definition. The following events are "Triggering Events" with respect to (a) the Shareholder to whom the event relates and (b) to the Permitted Transferees of the Shareholder to whom the event relates (such Shareholder and all Permitted Transferees of such Shareholder pursuant to Section 2 are sometimes collectively referred to as an "Affected Shareholder"):

         (i) The receipt by a Shareholder (sometimes referred to as a "Selling Shareholder") of a bona fide written offer, which it desires to accept, acceptable to such Shareholder, to acquire all or some portion of such Shareholder's Shares ("Offer").

         (ii) The death of an individual Shareholder (sometimes referred to as a "Deceased Shareholder") and the transfer of such Shareholder's Shares by will or the laws of descent and distribution to a Person other than a Permitted Transferee.

         (iii) The commencement of bankruptcy, reorganization or similar proceedings by a Shareholder, the commencement of bankruptcy or similar proceedings against a Shareholder that


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are not terminated within 120 days after commencement, the appointment of a bankruptcy or other judicial representative for a Shareholder, such Shareholder's Shares or any material part of his or her properties, provided that any such appointment that was involuntary is not terminated within 120 days, the attachment of, execution against, levy upon or other seizure of the Shares of a Shareholder (other than an attachment solely for jurisdictional purposes) unless and only as long as the Company's counsel determines that the same is being contested in good faith, an assignment by a Shareholder for the benefit of creditors, whether or not such assignment includes Shares, an admission by a Shareholder in writing of his or her inability to pay such Shareholder's debts as they become due, or the attempted rejection of this Agreement by a bankruptcy or other judicial representative who succeeds to the Shares of a Shareholder.

         (iv) The transfer or attempted Transfer by a Shareholder or any party acting on behalf of a Shareholder of any of his or her Shares in violation of any provision of this Agreement, or any material breach by a Shareholder of any provision of this Agreement.

     2.2 Notice of Occurrence. Within 15 days after the occurrence of any Triggering Event, the Affected Shareholder (or his or her personal representative) shall give notice of the occurrence ("Notice") to the Company and the other Shareholders. Failure to give Notice shall neither prevent nor relieve any of the parties from exercising their rights or satisfying their obligations under this Agreement, and any other party to this Agreement may at any time give Notice on behalf of the Affected Shareholder (or his or her legal or personal representative). If the Affected Shareholder is a Selling Shareholder, the Notice shall include a copy of the Offer, stating the name of the offeror ("Offeror") and the price ("Offer Price") and other terms ("Offer Terms") of the Offer.

SECTION 3: OPTIONAL AND MANDATORY PURCHASE

     Upon the occurrence of any Triggering Events, the Affected Shareholder's Shares shall be sold in accordance with this Section 3. For purposes of this
Section 3, "Remaining Shareholders" shall mean all Shareholders except Numerex and the Affected Shareholders; and (ii) "Non-Affected Shareholders" shall mean all Shareholders except for the Affected Shareholder.

     3.1 Option to Numerex. Numerex shall have the first option to purchase all or any of the Shares owned by the Affected Shareholder on the date the Triggering Event occurred, for the Purchase Price (as defined in Section 5) and on the Payment Terms (as defined in Section 6), by giving notice, within thirty
(30) days after the date of the Notice, to the Affected Shareholder (or his personal representative) and to the Remaining Shareholders of the exercise of its option. The exercise of the option by Numerex shall be effective only if the notices given by Numerex, the Company, if applicable, and the Remaining Shareholders, if applicable, who exercised their options indicate that Numerex, the Company and the Remaining Shareholders together intend to purchase all of the Shares owned by the Affected Shareholder.

     3.2 Option to the Company. The Company shall have the option to purchase all or any Shares of the Affected Shareholder ("Remaining Stock") that was not purchased by Numerex in


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accordance with Section 3.1, for the Purchase Price and on the Payment Terms, by
giving written notice, within forty-five (45) days after the date of Notice, to the Affected Shareholder (or his personal representative) and Numerex of the exercise of its option. The notice shall state whether the Company intends to purchase all or only a part of the Remaining Stock. The Company may only purchase, pursuant to this Section 3.2, that number of shares of the Remaining Stock to the extent the Company has sufficient capital surplus on retained earnings to permit it to lawfully purchase and pay for any such shares. The exercise of the option by the Company shall be effective only if the notices given by the Company and the Remaining Shareholders, if applicable, who exercised their options indicate that the Company and the Remaining Shareholders together intend to purchase all of the Remaining Stock.

     3.3 Option to Remaining Shareholders. The Remaining Shareholders shall have the option to purchase all or any of the Remaining Stock that was not purchased by Numerex in accordance with Section 3.1 or by the Company in accordance with
Section 3.2, for the Purchase Price and on the Payment Terms, by giving notice, within sixty (60) days after the date of Notice, to the Affected Shareholder (or his personal representative), Numerex and the Company of the exercise of his option. The notice shall state whether such Remaining Shareholder intends to purchase all or only a part of the Affected Shareholder's Shares that such holder is entitled to purchase under this Section 3.3 and the number of the Affected Shareholder's Shares to be purchased by him, if less than all. The exercise of the options by the Remaining Shareholders shall be effective only if the notices given by the Remaining Shareholders who exercised their options indicate that such the Remaining Shareholders together intend to purchase all of the Remaining Stock. Unless otherwise agreed upon in writing by all of the Remaining Shareholders, each of the Remaining Shareholders shall have the option to purchase that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Remaining Stock which the number of Shares held by him bears to the number of Shares held by all Remaining Shareholders who exercised their options. If any Remaining Shareholder does not exercise his option to purchase his full proportionate share of the Remaining Stock, the other Remaining Shareholders may purchase that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Shares not so purchased which the number of Shares held by him bears to the number of Shares held by all Remaining Shareholders who exercised their options, by giving written notice of the exercise of his option to the Affected Shareholder, the other Remaining Shareholders, the Company and Numerex within fifteen (15) days after the notice, pursuant to this Section 3.3, is given.

     3.4 Mandatory Purchase by the Company and Limited Transfer. If the Affected Shareholder is a Deceased Shareholder and a transfer of the Deceased Shareholders' Shares occurs by will or the laws of descent and distribution to a Person other than a Permitted Transferee, then the Company shall purchase and such Affected Shareholder or Shareholder's personal representative shall sell all of such Affected Shareholder's Shares that were not purchased in accordance with Sections 3.1, 3.2 or 3.3, for the Purchase Price and on the Payment Terms. If the Company does not have sufficient capital surplus or retained earnings to permit it to lawfully purchase and pay for any such Shares, or if the Company is otherwise prohibited by law or agreement from purchasing and paying for any such Shares, then the Non-Affected Shareholders shall use their best efforts to remedy that situation if reasonably possible. If that situation cannot be remedied within 90 days after the Triggering Event occurred, then, at the end of that 90-day period, the Company's obligation to purchase and pay for any such Shares shall be assumed by the Non-Affected Shareholders. If all of the Affected


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Shareholder's Shares are not purchased pursuant to this Section 3.4, then, unless the failure to purchase was due to a legal prohibition caused by insufficient retained earnings and/or capital surplus, the holders of the unpurchased stock may (i) sue for specific performance, (ii) sue for damages,
(iii) transfer the unpurchased Shares to any Person free of the restrictions contained in this Agreement and/or (iv) exercise any other remedies they may have. If the Triggering Event shall be as described in Sections 2.1(iii) or 2.1(iv), then the Affected Shareholder shall be free to sell all of such Affected Shareholder's Shares that were not purchased in accordance with Sections 3.1, 3.2 and 3.3, provided such transferee shall agree in writing to be bound by the terms and conditions of this Agreement as if the transferee were the Shareholder who sold such Shares.

     3.5 Purchase of All Shares. Unless otherwise agreed to by the Affected Shareholder, all and not less than all of the Affected Shareholder's Shares must be purchased pursuant to Sections 3.1, 3.2, 3.3 or 3.4 hereof, as the case may be, in order that there shall be a purchase of such Affected Shareholder's Shares within the intent, scope and terms of this Agreement, except with regard to the Triggering Events described in Sections 2.1(iii) and 2.1(iv) where all of the Affected Shareholder's Shares need not be purchased pursuant to Sections 3.1, 3.2, 3.3 or 3.4.

     3.6 Closing on Optional or Mandatory Purchase. If Numerex, the Company and/or the Remaining Shareholders shall have exercised their options to purchase the Affected Shareholder's Shares pursuant to Sections 3.1, 3.2 or 3.3 hereof, the closing of the purchase and sale contemplated by this Section 3.6 shall be held at 10:00 a.m., on the earlier of the 90th day following the date Notice is given or the 30th day after the exercise of the option that results in options to purchase all (but not less than all) of the Affected Shareholder's Shares being exercised, at the then principal office of the Company, or at such other time and place as the parties shall mutually agree. At the closing, the Affected Shareholder (or his personal representative) shall deliver to the purchasers certificates for the Affected Shareholder's Shares, duly endorsed for transfer, and the purchasers shall pay the Purchase Price to the Selling Shareholder in accordance with the Payment Terms.

     3.7 Right to Transfer. If the Triggering Event is the event described in
Section 2.1(i) and all of the Affected Shareholder's Shares are not purchased pursuant to Sections 3.1, 3.2, and 3.3 hereof, as the case may be, the Affected Shareholder may, for a period of ninety (90) days following the final date for acceptance under Section 3.1, 3.2 or 3.3 thereof, as the case may be, sell all such Shares related to such Offer to the Offeror; provided, however, that no such Shares shall be sold to the Offeror upon any terms or conditions more favorable to Offeror than the Offer Terms; and provided further that such Offeror shall agree in writing to be bound by the terms and conditions of this Agreement as if the Offeror were the Shareholder who sold such Shares. If the Affected Shareholder wishes to sell such Shares on terms and conditions more favorable to the Offeror than the Offer Terms or has not sold such Shares on the Offer Terms within such ninety (90) day period, the Affected Shareholder shall be obligated to make new offers and re-offers to Numerex, the Company and the Remaining Shareholders in accordance with this Section 3 before the Affected Shareholder shall be permitted to Transfer such Affected Shareholder's Shares, or any part thereof, to any Person.


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     3.8 Right to Participate in Sales. In the event an Affected Shareholder shall be permitted to sell its Shares to an Offeror pursuant to Section 3.7 hereof, the Affected Shareholder shall give the Non-Affected Shareholders written notice at least twenty (20) days prior to the consummation of any and all such sales. Except as modified hereunder, each Non-Affected Shareholder shall have the right, as a condition of such sale by the Affected Shareholder, to sell to the Offeror, on the same terms and conditions as the Affected Shareholder, that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Shares proposed to be sold by the Affected Shareholder which the number of Shares owned by such Non-Affected Shareholder bears to the number of Shares owned by all Shareholders (including the Affected Shareholder), and the number of Shares that the Affected Shareholder may sell pursuant to such Offer shall be correspondingly reduced. Each Non-Affected Shareholder desiring to participate in any such sale shall notify the Affected Shareholder of such intention within ten (10) days after notice is given in accordance with the first sentence of this Section 3.8.

     3.9 Requirement to Participate in Sales. If the Triggering Event that occurs is described in Section 2.1(i), (i) Numerex is permitted to sell its Shares pursuant to Section 3.7 and (ii) the Offeror requires, as a condition of the sale, that the Offeror acquire all of the Shares of the Non-Affected Shareholders, then the Non-Affected Shareholders shall sell all of their Shares to the Offeror for not less than the same price terms and other terms and conditions as those offered to Numerex.

SECTION 4: CALL OPTIONS OF NUMEREX

     4.1 Call Options in Years Two, Three, and Four. At any time and from time to time during the thirty (30) days following the second, third and fourth anniversary of the date hereof, Numerex shall have the right to purchase ("First Call"):

         (a) all or any portion of the Shares held by Non-Management Shareholders at the First Call Price (as hereinafter defined in Section 5.3). Numerex may exercise this right by giving written notice ("Call Notice") to the Non-Management Shareholders, the Management Shareholders and the Company at any time prior to the termination of this right. In the event that Numerex elects to exercise the First Call for less than all of the then outstanding Shares held by Non-Management Shareholders, each Non-Management Shareholder shall sell that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Shares owned by such Non-Management Shareholder divided by the number of Shares owned by all of the Non-Management Shareholders at the time the Call Notice is given pursuant to this Section 4.1.

         (b) up to twenty-five percent (25%) of the Shares held by each Management Shareholder at the First Call Price. Numerex may exercise this right by giving Call Notice to the Management Shareholders ("Management Shareholder Call Notice"), the Non-Management Shareholders and the Company at any time prior to the termination of this right. In the event that Numerex elects to exercise the First Call for less than twenty-five percent (25%) of the then outstanding Shares held by Management Shareholders, each Management Shareholder shall sell that proportion, rounded to the nearest whole number to eliminate fractional shares, of the Shares owned by such Management Shareholder divided by the number


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of Shares owned by all of the Management Shareholders at the time the Call
Notice is given pursuant to this Section 4.1. Notwithstanding anything herein to the contrary, in the event that a Management Shareholder objects to the Management Shareholder Call Notice, for any reason whatsoever, in writing and within ten (10) days after receipt of the Management Shareholder Call Notice ("Objection"), with respect to any Management Shareholder that files an Objection with Numerex, the Management Shareholder Call Notice shall not be effective and such Management Shareholder(s) shall not be obligated to sell his or their Shares or any portion thereof.

     4.2 Call Option After Termination of First Call. For a period of thirty
(30) days after the termination of the First Call following the fourth anniversary of the date hereof, Numerex shall have the right to purchase ("Second Call") all, but not less than all of the Shares at the Second Call Price (as hereinafter defined in Section 5.4). Numerex may exercise this right by giving Call Notice to the Other Shareholders and the Company at any time prior to the termination of this right.

     4.3 Demand Registration Rights. For a period of ninety (90) days following the termination of the Second Call, the Other Shareholders shall have demand registration rights ("Demand Rights") with respect to their Shares in accordance with the Shareholder Registration Rights Agreement, attached hereto as Exhibit 4.3, provided that the Company has completed the initial offer and sale of its capital stock pursuant to an effective registration statement.

     4.4 Forced Sale Option. In the event that Numerex does not exercise the Second Call and the Other Shareholders do not exercise their Demand Rights pursuant to Section 4.3, both Numerex and the Other Shareholders shall have the option at any time after the termination of the Demand Rights to cause a Forced Sale (as defined below) of the Company. A Forced Sale shall occur when either Numerex or a majority of the Other Shareholders consent in writing to such Forced Sale and deliver such consent to the Company ("Forced Sale Notice"). A "Forced Sale" shall mean an obligation of the Company to use its best efforts, including, but not limited to the engagement of a broker, to sell all of the Shares to a third-party purchaser. The Forced Sale shall be made at the Forced Sale price ("Forced Sale Price"), as such value is agreed to by Numerex on the one hand and a majority of the Other Shareholders on the other hand. In the event that Numerex and the Other Shareholders cannot agree in writing upon a Forced Sale Price within ten (10) days of the receipt of the Forced Sale Notice by the Company, then the Forced Sale Price shall be Fair Market Value, as such term is defined in Section 5.5; provided however, that for purposes of determining Fair Market Value under this Section 4.4, (i) if Numerex on the one hand or the Other Shareholders on the other hand shall deliver a Forced Sale Notice, such party or parties shall be deemed "Affected Shareholder(s)" and the other party or parties shall be deemed "Non-Affected Shareholder(s)", (ii) the provisions of Section 5.5(a)(i) shall not be applicable and (iii) the determination of Fair Market Value shall be made as of the time of the Forced Sale. Once written consents are obtained by the Company to cause a Forced Sale as provided hereunder, all of the Shareholders hereto agree to sell their Shares in the manner and on the terms and conditions described herein.

     4.5 Closing of Option Exercise. Upon the giving of any Call Notice, the parties shall promptly determine either the First Call Price or Second Call Price, as applicable, pursuant to Section 5. The closing of the purchase and


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sale contemplated by Sections 4.1 and 4.2 shall be held at 10:00 a.m., on a date within ninety (90) days after the Call Notice is given, provided that in the event the First Call Price or Second Call Price has not been determined within ninety (90) days after the Call Notice is given, then the closing shall be held as soon as reasonably practicable after determination of the First Call Price or Second Call Price, as applicable. At the closing, any Shareholder selling his Shares shall deliver to Numerex certificates for the Shares owned by such Shareholder, duly endorsed for transfer, and Numerex shall pay the First Call Price or the Second Call Price, as applicable, to such Shareholder by certified check or wire transfer in accordance with the terms set forth in Section 6.

SECTION 5: PURCHASE AND CALL PRICE

     5.1 Third Party Offers. In the event that a Triggering Event described in
Section 2.1(i) takes place, the Purchase Price, for purposes of Section 3, shall be (i) the Offer Price in writing to the Affected Shareholder by such third party, in the event that Numerex is the Affected Shareholder or (ii) in the event that the Affected Shareholder is an Other Shareholder, seventy-five percent (75%) of the per share price paid under the Securities Purchase Agreement ("Per Share Price").

     5.2 Other Triggering Events. In the event that a Triggering Event takes place other than that described in Section 2.1(i), the Purchase Price shall be:

         (a) one hundred percent (100%) of the Per Share Price upon the occurrence of the Triggering Event described in either Section 2.1(ii) or
Section 2.1(iii).

         (b) seventy-five percent (75%) of the Per Share Price upon the occurrence of the Triggering Event described in Section 2.1(iv).

     5.3 First Call. The price of the Shares to be sold upon the exercise of the First Call ("First Call Price") shall be determined in accordance with the formula set forth below.

     In the event that the First Call is exercised during:

         (a) the ninety (90) days following the second anniversary of the date hereof, the First Call Price shall be one hundred twenty-five percent (125%) of the Per Share Price;

         (b) the ninety (90) days following the third anniversary of the date hereof, the First Call Price shall be one hundred fifty percent (150%) of the Per Share Price; and

         (c) the ninety (90) days following the fourth anniversary of the date hereof, the First Call Price shall be one hundred seventy percent (170%) of the Per Share Price.

     5.4 Second Call. The price of the Shares to be sold upon the exercise of the Second Call ("Second Call Price") shall be one-hundred percent (100%) of the Fair Market Value as determined through the appraisal process described in
Section 5.5, hereof.

     5.5 Appraisal For Fair Market Value.

         (a) Fair Market Value. "Fair Market Value" shall mean the fair market value of the Company as a going concern, assuming that the Company is sold pursuant to a sale of capital stock.

             (i) Fair Market Value shall be determined by the agreement of the Non-Affected Shareholders and the Affected Shareholder(s), through a majority vote the Shares of each of the Affected Shareholders and the Non-Affected Shareholder(s), in each case acting as an independent class, within ten (10) days of the date on which any party notifies all Shareholders that this Agreement then requires that "Fair Market Value" be determined, specifically referring to the paragraph and subparagraphs of this Agreement that require such determination.

             (ii) If the Affected Shareholders and the Non-Affected Shareholders(s) shall not so agree on the amount of the Fair Market Value within such ten-day period, then within ten (10) days after such initial ten-day period, each of the Non-Affected Shareholders and the Affected Shareholder(s), acting in each case as an independent class, by a majority vote of the Shares each of the Affected Shareholders and the Non-Affected Shareholder(s), will appoint a qualified investment banking firm to make the determination, within thirty (30) days of such appointment, of the proposed fair market value of the Company as a going concern and the average of the determinations by such investment banking firms of the proposed fair market value of the Company as a going concern (the "Proposed Value") will be the Fair Market Value; provided, however, that if the difference between such Proposed Values is more than 15% of the amount of the lower Proposed Value, then the two investment banking firms will appoint a third investment banking firm to determine, within thirty (30) days of its appointment, a Proposed Value and the Fair Market Value shall be equal to the average of all three Proposed Values; provided, further, that if the Proposed Value of the investment banking firms appointed by either the Non-Affected Shareholders or the Affected Shareholder(s) shall vary by more than 15% from the Proposed Value determined by the third investment banking firm, such varying Proposed Value shall not be included in such average in determining Fair Market Value. If only two investment banking firms are appointed, each of the Non-Affected Shareholder and the Affected Shareholder(s), in each case, as an independent class, shall pay the cost of their respectively appointed investment banking firm and if a third investment firm is appointed, each of the Non-Affected Shareholders (pro rata based on their respective ownership of Shares owned by Non-Affected Stockholders), in each case, as an independent class, shall pay one-half the cost of the third investment banking firm. In connection with any determination of Fair Market Value, (A) a majority vote of the Shares of the Non-Affected Shareholders (or in the case of a Forced Sale, either Numerex or a majority of the Other Shareholders) shall have the right to request an audit of the financial statements for the Company's applicable "stub" period (the "Stub Audit"), at the Company's expense, if such determination of Fair Market Value shall be made more than ninety (90) days after the end of the Company's fiscal year, and (B) any revenues or costs associated with business transactions between the Company and the Affected Shareholder(s) or any affiliates of the Affected Shareholder(s) shall be restated by the investment banking firm(s), to the extent necessary, to reflect the revenues or costs which would have recognized had such transactions been on an arm's length basis (the "Revenue Restatement"). Notwithstanding anything contained herein to the contrary, any required periods for the determination of Fair Market Value shall be extended to the extent necessary to permit the completion of any Stub Audit requested to be made under the terms of this Agreement and any Stub Audit and/or Revenue Restatement shall be considered by the parties and the relevant investment banking firm(s) in determining Fair Market Value. If Fair Market Value is required, under the terms of this Agreement, to be stated on a per Share basis, the calculation thereof shall be based on the total number of shares of Common Stock outstanding, assuming exercise of all the outstanding options and receipt of the aggregate maximum number of shares of Common Stock issued, delivered or exchanged therefore or thereunder.

     (b) Qualified Appraisal Firm. "Qualified Appraisal Firm" means any firm engaged in business valuation services, but excluding any firm which received more than $15,000 in fees during the preceding 24 calendar months from any party hereto.

     (c) Inspection. The investment banking firms engaged for the purpose of providing an appraisal under Section 5.5(a) hereof ("Appraisers") shall have the right, during normal business hours, to (i) inspect and make copies of all documents and other information relating to the Company or its business, including accountants' work papers, (ii) inspect all properties and assets used by the Company in its business, and (iii) consult with the officers, employees, accountants, counsel and advisors of the Company, for the purpose of rendering their appraisals, provided such Appraisers shall have entered into a confidentiality agreement with the Company pursuant to which the Appraisers agree to maintain the confidentiality of all confidential and proprietary information obtained by the appraisers in performing their appraisals.

     (d) Disclosure. Whenever the Fair Market Value must be determined under this Agreement, the Company and the Shareholder or Shareholders selling his or their Shares shall disclose in writing to the purchaser or purchasers of those Shares and the appraisers referred to in Section 5.5 all facts of which it, he or they have knowledge and which may affect the determination of Fair Market Value.

SECTION 6: PAYMENT TERMS

     As used in this Agreement, "Payment Terms" means, except as otherwise agreed to by the selling and purchasing Shareholders, the Purchase Price, First Call Price and Second Call Price, as the case may be, that shall be paid on the Closing Date via certified check or wire transfer of funds.

SECTION 7: OTHER PROVISIONS

     7.1 Board of Directors. The Shareholders agree to vote all Shares now owned or hereafter acquired or controlled by them, and otherwise use their best efforts as Shareholders of the Company, (i) to set the number of directors of the Company at five, and (ii) to elect as directors those persons that are nominated by Numerex on the one hand, and the Other Shareholders on the other hand, in a proportion equal to, or as near as equal as possible, to the number of Shares held by (x) Numerex and (y) all of the other Shareholders, each of (x) and (y) being compared to the total number of Shares outstanding, assuming the exercise of all then outstanding options and receipt of the aggregate maximum number of shares of Common Stock issued, delivered or exchanged therefore or thereunder, at the time of such election; provided however, that the proportion of directors elected to the board of directors and nominated by Numerex shall be no less than the percentage of Shares held by Numerex to the total number of Shares outstanding, assuming the exercise of all then outstanding options and receipt of the aggregate maximum number of shares of Common Stock issued, delivered or exchanged therefore or thereunder, at the time of such election. The Other Shareholders' initial representative on the Board of Directors shall be Robert Beaury.

     7.2 Failure to Transfer Shares. If any Shareholder whose Shares are subject to purchase hereunder does not assign and transfer such Shares to a purchaser as required hereunder, such Shares shall be deemed assigned and transferred to the purchaser. The Company, upon receipt of written notice, shall mark its records to indicate that the certificates have been canceled and shall, if necessary, issue new certificates to the purchaser. Each Shareholder hereby gives the Secretary of the Company an irrevocable power of attorney to make assignments and transfers on the Company's books on behalf of such Shareholder in accordance with the foregoing.

     7.3 Endorsement Upon Share Certificate. Each Shareholder acknowledges that all certificates for Shares shall bear the following legend in addition to any other legend that may be required by law or agreement:

               "The shares represented by this certificate may not be transferred, hypothecated, pledged or otherwise disposed of, except in compliance with the Agreement, dated February ___, 1997 between the Company and its Shareholders, copies of which are on file in the office of the Secretary of the Company."

     7.4 Further Assurances. Each Shareholder agrees that he shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as the Company or any other Shareholder may reasonably request in order to fully carry out the purposes and intent of this Agreement.

     7.5 Joinder of Spouse. Each Shareholder who is a natural person shall cause such Shareholder's spouse to execute and deliver the Joinder of Spouse attached hereto as Exhibit C, approving this Agreement and waiving any and all rights such spouse may have relating to this Agreement or such Shareholder's Shares.

     7.6 Inconsistent Agreements. No Shareholder shall enter into any agreement or arrangement that conflicts with, or is inconsistent with, any of the terms or conditions of this Agreement.

     7.7 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

           (a)     If to Numerex, addressed to:

                            Numerex Corp.
                            Rose Tree Corporate Center II
                            1400 North Providence Road
                            Suite 5500
                            Media, PA 19063
                            Attention:  John J. Reis

                            Telecopy:  (610) 892-0725

                   With a copy to:

                            Blank Rome Comisky & McCauley
                            1200 Four Penn Center Plaza
                            Philadelphia, PA 19103
                            Attention:  Barry H. Genkin, Esquire

                            Telecopy:  (215) 569-5555

           (b)     If to the Company, address to:

                            Broadband Networks, Inc.
                            2820 East College Avenue, Suite B
                            State College, PA 16801
                            Attention:  Robert Beaury, President

                            Telecopy:  (814) 234-2841

                   With a copy to:

                            Hutchins, Wheeler & Dittmar
                            A Professional Corporation
                            101 Federal Street
                            Boston, MA 02110
                            Attention:  Francis J. Feeney, Jr., Esquire

                            Telecopy:  (617) 951-1295

           (c)     If to any Shareholder, to the
                   address set forth below such
                   Shareholder's name on Exhibit A,
                   attached hereto.

     7.8 Settlement of Disputes. Other than for claims in equity, any claims, controversies, demands, disputes, or differences between or among the parties hereto or any persons bound hereby shall be submitted to and settled by arbitration in the City of Philadelphia, Pennsylvania, before a single arbitrator chose by mutual agreement of the disputing parties who shall be knowledgeable in the field of business law and such arbitration shall be before and in accordance with the rules then obtaining of the American Arbitration Association. The parties agree to bear joint and equal responsibility for all fees, abide by any decision rendered as final and binding and waive the right to submit the dispute to a jury trial. Judgment upon any award may be entered in any court of competent jurisdiction. Notwithstanding any of the foregoing, nothing herein contained shall preclude a party hereto from resort to judicial process if such party, in its or his sole discretion, chooses to seek any form of equitable or injunctive relief.

     7.9 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by the parties hereto and in a form consistent with Exhibit D attached hereto.

     7.10 Waiver. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

     7.11 Termination of Prior Agreements. The parties hereby terminate, effective immediately, any and all existing buy-sell, shareholders' or similar agreements to which any or all of them are parties to the extent any such agreement governs any Shares.

     7.12 Entire Understanding. This Agreement states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

     7.13 Parties In Interest. This Agreement shall bind, benefit and be enforceable by and against each party hereto and its successors, assigns, heirs and legal and personal representatives. No party shall in any manner assign any of its or his rights or obligations under this Agreement, except as permitted by this Agreement, without the express prior written consent of the other parties.

     7.14 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     7.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

     7.16 No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto.

     7.17 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

     7.18 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific Section or subsection hereof. For the purpose of this Agreement, "including" means including without limitation.

     7.19 Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

     7.20 Jurisdiction and Process. Each of the parties (a) irrevocably consents to the exclusive jurisdiction of the Courts of Common Pleas of Philadelphia County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, and (b) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address as which such party is to receive notice in accordance with Section 7.7.

     7.21 Certain Definitions.

          (a) "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority, or other entity of any nature.

          (b) "Shareholder" shall be deemed to include any and all Option
Holders.

          (c) "Transfer" means any sale, exchange, gift, bequest, pledge, hypothecation, encumbrance, descent or distribution pursuant to any intestacy laws or other operation of law, or any other direct or indirect disposition of Shares which would change the legal or beneficial ownership thereof, including, without limitation, any transaction that creates any form of joint or common ownership in Shares between a Shareholder and one or more Persons (whether or not that other Person is the spouse of such Shareholder).

          (d) The terms "affiliate," "Closing Date," "Legal Requirement," "Option Holders" and "Permits" shall have the meanings given to those terms in the Securities Purchase Agreement.

                         *            *            *

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first stated above.

BROADBAND NETWORKS, INC.                      NUMEREX CORP.

By: /s/ Robert J. Beaury                      By: /s/ John J. Reis
    -----------------------                       ----------------
    Name:                                         Name:
    Title:                                        Title:


                                              MANAGEMENT SHAREHOLDERS:
                                              (OPTION HOLDERS)

                                              /s/ Robert J. Beaury
                                              ---------------------------------
                                                  Robert J. Beaury

                                              /s/ Thomas Donahue
                                              ---------------------------------
                                                  Thomas Donahue

                                              /s/ Dennis Coslo
                                              ---------------------------------
                                                  Dennis Coslo

                                              /s/ Steven Moyer
                                              ---------------------------------
                                                  Steven Moyer

                                              NON-MANAGEMENT SHAREHOLDERS:
                                              (OPTION HOLDERS)

                                              /s/ Corey Kyle
                                              ---------------------------------
                                                  Corey Kyle

                                              /s/ Daniel Kolivoski
                                              ---------------------------------
                                                  Daniel Kolivoski

                       (SIGNATURES CONTINUED ON NEXT PAGE)

                                              /s/ Karen Smith
                                              ---------------------------------
                                                  Karen Smith

                                              /s/ James Gardner
                                              ---------------------------------
                                                  James Gardner

                                              /s/ Sandra Howe
                                              ---------------------------------
                                                  Sandra Howe

                                              /s/ Ronald Eichenlaub
                                              ---------------------------------
                                                  Ronald Eichenlaub

                                              /s/ Michael Wagner
                                              ---------------------------------
                                                  Michael Wagner

                                              /s/ Steven Barner
                                              ---------------------------------
                                                  Steven Barner

                                              /s/ Michael Cosgrove
                                              ---------------------------------
                                                  Michael Cosgrove

                                              /s/ Mariel Supenia
                                              ---------------------------------
                                                  Mariel Supenia

                                              /s/ Dale Josephson
                                              ---------------------------------
                                                  Dale Josephson

                                              /s/ Darlene Toner
                                              ---------------------------------
                                                  Darlene Toner

                                              /s/ Sharon Yecina
                                              ---------------------------------
                                                  Sharon Yecina


                       (SIGNATURES CONTINUED ON NEXT PAGE)

                                              /s/ Debra Cowher
                                              ---------------------------------
                                                  Debra Cowher

                                              /s/ Karen Barner
                                              ---------------------------------
                                                  Karen Barner

                                              /s/ John Coder
                                              ---------------------------------
                                                  John Coder

                                              /s/ Kathi Falls
                                              ---------------------------------
                                                  Kathi Falls

                                              /s/ Elaine Kern
                                              ---------------------------------
                                                  Elaine Kern

                                              /s/ Mary Wise
                                              ---------------------------------
                                                  Mary Wise

                                              /s/ Melissa Young
                                              ---------------------------------
                                                  Melissa Young

                                              /s/ Gregory Hood
                                              ---------------------------------
                                                  Gregory Hood

                                              /s/ Scott Neff
                                              ---------------------------------
                                                  Scott Neff

                                              /s/ Steve M. Rojik
                                              ---------------------------------
                                                  Steve Rojik


                       (SIGNATUES CONTINUED ON NEXT PAGE)

                                              /s/ Carol Zollweg
                                              ---------------------------------
                                                  Carol Zollweg

                                              WARRANT HOLDER:

                                              /s/ Robert J. Beaury
                                              ---------------------------------
                                                  Robert J. Beaury